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                                       EXHIBIT 10.71

                        GAS SALES AGREEMENT

         This Agreement is made and entered into as of the first day of November, 1992 by and between YANKEE GAS SERVICES COMPANY, a
Connecticut corporation ("Buyer"), and CHEVRON U.S.A. PRODUCTION
COMPANY, a division of CHEVRON U.S.A. INC., a Pennsylvania corporation ("Seller"), both Buyer and Seller sometimes referred to collectively as "Parties" or singularly as "Party".

I.Definitions

         1.1 "Agreement" means the provisions of this document and those contained in Exhibits A, B, C, and D, attached hereto, as such may be amended from time to time.

         1.2 "Alternate Delivery Point(s)" shall have the meaning set forth in Paragraph 4.1 hereof.

         1.3 "Btu" (British Thermal Unit) means the amount of heat energy required to raise the temperature of one avoirdupois pound of water from fifty-nine-degrees Fahrenheit (59 F) to sixty degrees Fahrenheit (60 F).

         1.4 "Ceiling Price" shall mean the maximum price per MMBtu to be paid by Buyer for Protected Volumes of gas purchased hereunder.
A Ceiling Price may be established by agreement of the parties in accordance with Paragraph 5.3 hereof.

         1.5 "Contract Year" shall mean a period of twelve (12) consecutive months from the date first written above, and annually thereafter.

         1.6 "Delivery Point(s)" shall be the point or points identified in Exhibits A and B hereto, and shall include Primary
Delivery Point(s), Secondary Delivery Point(s), and Alternate
Delivery Point(s).

         1.7  "Demand Charge" shall have the meaning as set forth in
Article V hereof.

         1.8 "FERC" means the Federal Energy Regulatory Commission or any successor governmental authority.

         1.9 "Gas" or "Natural Gas" means any mixture of hydrocarbons or of hydrocarbons and noncombustible gases, in a gaseous state, consisting essentially of methane.

         1.10 "Index Price" shall have the meaning as set forth in
Article V hereof.

         1.11(a)   "Liquefiable Hydrocarbons" means any hydrocarbons
contained in the vapor phase of the Gas stream which can be liquefied and extracted from the Gas, plus such methane as is used or consumed in the extraction process.

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         1.11(b)   "Liquid Hydrocarbons" means any hydrocarbons which,
in their natural state, are liquids and shall include any Liquefiable Hydrocarbons that condense out of the Gas stream during production or transportation.

         1.12 "Locked Price," as used in Article V, shall mean the price per MMBtu to be paid by Buyer for a Locked Quantity purchased hereunder.

         1.13 "Locked Quantity," as used in Article V, shall mean a quantity of Gas to be delivered during any calendar month during the term hereof which is equal to the MDQ multiplied by the number of days in that month.

         1.14 "Maximum Daily Quantity" or "MDQ" means ******** MMBtu of Gas per day, plus fuel requirements to deliver Gas from the Delivery Point(s) to Buyer s city-gate stations as imposed by Tennessee under its FERC-approved tariff, as such may be revised from time to time.

         1.15 "MMBtu" means one million (1,000,000) Btu.

         1.16 "Monthly Nominated Quantity" shall have the meaning set forth in Paragraph 2.2(a) herein.

         1.17 "Nomination Day," when used in the context of nominations given to Tennessee, means (i) in the case of Gas to flow on Tuesday through Saturday of any week, the Monday of that week through the following Friday and (ii) in the case of Gas to flow on Sunday or Monday, the preceding Saturday. The end of a Nomination Day for each different type of nomination shall coincide with the deadline for each such nomination as set forth in Transporter s or Tennessee s tariff, as applicable, as such may be revised from time to time.

         1.18 "Price Protection Fee," as used in Article V, shall mean the cost or credit per MMBtu at which Seller is able to establish the Protected Price (including Ceiling Price, Floor Price, or both) as requested by Buyer.

         1.19 "Primary Delivery Point(s)" shall have the meaning set forth in Paragraph 4.1 herein.

         1.20 "Protected Price," as used in Article V, shall mean the actual price per MMBtu to be paid by Buyer for a Protected Quantity of Gas purchased hereunder. If between the Ceiling Price and the Floor Price, the Protected Price shall equal the Index Price established pursuant to Paragraphs 5.1(b), (c), or (d) hereof; but in no event shall the Protected Price be less than the Floor Price, if established as to an affected Protected Quantity, nor greater than the Ceiling Price, if established as to an affected Protected Quantity.

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         1.21 "Protected Quantity," as used in Article V, shall mean a quantity of Gas to be delivered during any calendar month during the term hereof which is equal to the MDQ multiplied by the number of days in that month.

         1.22 "Secondary Delivery Point(s)" shall have the meaning set forth in Paragraph 4.1 herein.

         1.23 "Transporter" means the pipeline(s) transporting the Gas delivered under this Agreement from the source of supply to the Delivery Point(s).

         1.24 "Tennessee" means Tennessee Gas Pipeline Company.

II. Quantity

         2.1 Subject to the other provisions of this Agreement, Seller shall sell and deliver and Buyer shall purchase and receive, on a firm basis, at the Delivery Point(s) listed in Exhibits A and/or B, the MDQ which, as defined, includes such additional quantities of Gas as may be necessary to account for fuel requirements to deliver
Gas from the Delivery Point(s) to Buyer s city-gate stations as imposed by Tennessee under its FERC-approved tariff, as such may be revised from time to time.

         2.2(a)    On or before ******** Nomination Days prior to the
first-of-month nomination deadline for Tennessee, Buyer shall notify Seller in writing of the quantity of Gas, not to exceed the MDQ, that Buyer desires to purchase from Seller on each day of the coming month ( Monthly Nominated Quantity ). To the extent practicable, deliveries and receipts of Gas shall be at uniform daily and hourly rates of flow.

         2.2(b)    Following Buyer s nomination of the Monthly
Nominated Quantity or any subsequent increase pursuant to Paragraph 2.2(c), Buyer may decrease its purchases from Seller by notifying Seller in writing of Buyer s intention to decrease purchases at least ******** Nomination Days prior to the nomination deadline. If Buyer decreases its purchases as provided herein, such a decrease shall be deemed to be a failure to purchase and receive the Monthly Nominated Quantity as provided in Paragraph 2.9.

         2.2(c)    (i)  At any time during a month, Buyer may increase
the Monthly Nominated Quantity, up to but not to exceed the MDQ, by providing Seller with reasonable written notice of the additional quantities over the previously applicable Monthly Nominated
Quantity that Buyer desires to purchase ( increased quantities ); provided however that Buyer may not so increase the Monthly
Nominated Quantity more than ******** times in any given month.
The increased quantities so nominated shall constitute part of the Monthly Nominated Quantity as of the first day that Seller is required to sell and deliver them. The demand charge applicable to such increased quantities shall be as set forth in Paragraph 5.1(a)(ii) hereof. The Index Price for the increased quantities

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actually purchased shall be as set forth in Paragraph 5.1(c)
hereof.

                   (ii) If Buyer requests increased quantities pursuant to the previous subparagraph; if Seller s proposed Index Price pursuant to Paragraph 5.1(c) is not acceptable to Buyer in its sole discretion; if a delegation or assignment is in effect pursuant to Paragraph 3.1 hereof; and if Buyer is able to purchase from a third party a gas supply that is within the area subject to delegation or assignment, then Buyer shall have the right to require Seller to nominate such third-party supply for transportation and delivery pursuant to Seller s authority under the delegation or assignment.
In such event, Buyer s request for increased quantities of Gas shall be deemed to have been null and void.

         2.2(d)    Upon mutual agreement as to both the Index Price and
Alternate Delivery Point(s) to be used (to be confirmed in writing, within one business day after agreement has been reached, utilizing the form appearing as Exhibit B hereto) Buyer may request Seller to, and Seller shall, deliver any quantity of Gas to be sold and delivered hereunder, up to the MDQ, to Alternate Delivery Point(s). Seller's failure to deliver any quantity of Gas as agreed pursuant to this Paragraph 2.2(d) shall be deemed to be a failure to sell and deliver under Paragraph 2.8 hereof, and the remedy set forth therein shall be available to Buyer.

         2.3 Buyer and Seller shall cooperate to ensure that nominations are timely made to Transporter and/or Tennessee and that such nominations reflect the actual expected deliveries and receipts. Seller shall be responsible for nominations upstream from the Delivery Point(s); and Buyer shall be responsible for nominations downstream from the Delivery Points(s) unless Seller is delegated or assigned pursuant to Article III hereof any of Buyer's rights under Buyer's firm transportation agreement with Tennessee, in which case Seller shall be responsible for nominations pursuant to such delegation or assignment.

         2.4 If either Party becomes aware of any reason why the quantities established or nominated in accordance with this Article II may not be delivered or taken, then that Party shall notify the other Party as soon as possible. The Parties will cooperate to ensure that corrected nominations are provided to Transporter and/or Tennessee as soon as possible. Nothing in this Section 2.4 shall affect the time limitations and notice requirements set forth elsewhere in this Article II.

         2.5 Should Buyer fail to nominate or take a quantity of Gas in accordance with this Article II and should such failure result in the imposition of a penalty, charge, or expense, then, as between the Parties, Buyer shall be liable for and hold Seller harmless for such amount. Should Seller fail to nominate or deliver a quantity of Gas in accordance with this Article II and should such failure result in the imposition of a penalty, charge, or expense, then, as between the Parties, Seller shall be liable for, and hold Buyer harmless for such amount.

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         2.6(a)    Seller will have and, subject to Article XI hereof,
will maintain throughout the term of this Agreement such Gas supply and/or valid contracts to purchase gas for resale to Buyer, capable of being delivered to the Delivery Point(s) for the account of Buyer, as will enable Seller to sell and deliver one hundred percent (100%) of the MDQ, as nominated by Buyer from time to time under the terms of this Agreement. Seller will not release any Gas supply, or sell or commit to sell such supply to any other party, if such release, sale, or commitment to sell would render seller unable to satisfy its obligations to Buyer as set out herein.
Seller shall use its best efforts, to the extent operationally feasible, to preserve its ability to supply Buyer from different supply sources in order to minimize the potential for a production-related force majeure occurrence.

         2.6(b)    Buyer may request from Seller no more than ********
every Contract Year a summary of Seller s deliverability and firm sales obligations, by field and/or receipt point on Tennessee, for the remaining term of this Agreement. Seller shall comply with such request within ******** days.

         2.7 Buyer and Seller acknowledge that their obligations hereunder to deliver and receive nominated volumes of Gas up to the MDQ are firm. If for any reason, including force majeure, Seller is unable to meet all of its sales obligations under this and other contracts then being supplied from the same supply area, Seller agrees that it will deliver its obligatory volumes under this Agreement and other firm contracts prior to supplying any interruptible customers ********. Notwithstanding the foregoing, Seller shall be obligated to curtail deliveries to interruptible customers only in the event, and only to the extent, that such curtailment increases the supply of Gas available for delivery to Buyer under this Agreement.

         2.8(a)    If Seller fails to sell and deliver the firm
quantity of Gas nominated by Buyer pursuant to this Agreement, and if such failure is not otherwise excused under this Agreement, then, subject to Paragraph 2.8(c), Buyer s sole remedy shall be to obtain alternate supplies ******** to cover the quantity not delivered by Seller (such alternate supplies obtained by Buyer are referred to as Deficiency Gas ) and collect from Seller an amount equal to the difference, if any, between the higher price paid for the Deficiency Gas ******** less the price provided in this Agreement ********. This difference shall then be multiplied by the Deficiency Gas quantity. Provided, however, that Buyer shall make reasonable efforts (with due consideration given to all relevant circumstances) to obtain Deficiency Gas at the lowest cost available.

         2.8(b)    Buyer s obtaining of Deficiency Gas and recovery of
Buyer s costs from Seller as specified in Paragraph 2.8(a), shall be limited to those firm quantities underdelivered. Buyer s recovery from Seller may be taken, at Buyer s choice, as a credit against future purchases, a physical delivery of gas according to

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a mutually agreeable delivery schedule, and/or a cash payment in accordance with Article XIV.

         2.8(c)    In order to recover the remedy provided in this
Paragraph 2.8, Buyer shall notify Seller, when it is planning to obtain Deficiency Gas from a third party, except in cases where such replacement is related to after-the-fact corrections. Within no more than one (1) business day following receipt of such notification, Seller shall have the right to replace the Gas; provided, however, that in order to allow Buyer to make adequate arrangements for replacement Gas, Seller must exercise the right to replace the Gas and give notice of such exercise to Buyer prior to Buyer s deadline to arrange for the transportation and delivery of its replacement Gas. Seller s failure to replace the Gas within such time shall constitute a waiver of Seller s right to replace the Gas and shall then subject Seller to the credit or payment requirements of this Paragraph 2.8. The remedy stated in this Paragraph 2.8 shall be Buyer s exclusive remedy for Seller s failure to deliver the nominated quantity, and all other remedies are hereby waived.

         2.8(d)    The parties shall at all times use reasonable
efforts to arrange for the resumption of normal deliveries by Seller.

         2.9(a)    If on any day during a month, Buyer fails to
purchase and receive the Monthly Nominated Quantity in effect pursuant to Paragraph(s) 2.2(a), 2.2(c), and/or 2.2(d) hereof, then Seller s remedy shall be to collect from Buyer an amount equal to the price provided in this Agreement for the period of the failure to purchase, less the lower price at which Seller in good faith and in the exercise of reasonable judgment is able to sell some or all of such supplies to an alternate market; provided, however, that for purposes of determining the difference between the price provided hereunder and the price to alternate markets, Seller s price to such alternate markets shall be deemed to be either: (a) as mutually agreed upon in writing by the Parties; or (b) if the Parties are unable to agree, ******** most proximate in time to the effective date of the decrease in purchases, for production from the same region as the Delivery Point(s) during the term of Buyer s failure to purchase. Such difference(s) shall then be multiplied by the quantities not taken by Buyer.

         2.9(b)    Seller shall recover from Buyer the amount set forth
in this Paragraph 2.9 by invoicing Buyer in accordance with Article
XIV of this Agreement, and Buyer shall pay Seller in accordance with Article XIV. The remedy stated in this Paragraph 2.9 shall be Seller s exclusive remedy for Buyer s failure to purchase and receive the nominated quantity, and all other remedies are hereby waived.

         2.10 In the event of interruption, proration, or curtailment of quantities delivered to Buyer or for Buyer s account (including deliveries to storage) due to force majeure, the following measures shall apply:
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              (a)  If a force majeure event occurs upstream of
         Tennessee s Station 219, the following shall apply:

                   (i) If a delegation or assignment is in effect pursuant to Paragraph 3.1 hereof, Seller shall deliver Gas to Buyer at Primary and/or Secondary Delivery Point(s) located within the area subject to the delegation or assignment; provided, however, that Seller has or can obtain both Gas supply and transportation to supply Buyer. Buyer shall use its best efforts to assist Seller in making arrangements to deliver Gas in accordance with this paragraph. The Index Price for Gas sold and delivered to Buyer at Primary Delivery Point(s) under this Paragraph 2.10(a)(i) shall be as set forth in Paragraph 5.1(b)(i) hereof. The Index Price for Gas sold and delivered to Buyer at Secondary Delivery Point(s) under this Paragraph 2.10(a)(i) shall be as set forth in Paragraph 5.1(c) hereof; and/or

                   (ii) If a delegation or assignment is in effect
              pursuant to Paragraph 3.1 hereof but Seller is unable to secure alternate supplies within the area subject to delegation or assignment after first using its best efforts to do so (with due consideration given to all relevant circumstances), then Seller shall deliver Gas to Buyer at Secondary Delivery Point(s) outside the delegation or assignment area and/or under reasonably priced alternate arrangements satisfactory to Seller and Buyer; provided, however, that Seller has or can obtain both Gas supply and transportation to supply Buyer.
              Buyer shall use its best efforts to assist Seller in making arrangements to deliver Gas in accordance with this paragraph. The Index Price for Gas sold and delivered to Buyer under this Paragraph 2.10(a)(ii) shall be as set forth in Paragraph 5.1(c) hereof.

                   (iii) If no delegation or assignment is in effect pursuant to Paragraph 3.1 hereof, Seller shall deliver Gas to Buyer at Secondary Delivery Point(s) and/or under reasonably priced alternate arrangements satisfactory to Seller and Buyer; provided, however, that Seller has or can obtain both Gas supply and transportation to supply Buyer. Buyer shall use its best efforts to assist Seller in making arrangements to deliver Gas in accordance with this paragraph. The Index Price for Gas sold and delivered to Buyer under this Paragraph 2.10(a)(iii) shall be as set forth in Paragraph 5.1(c) hereof.

              (b) If a force majeure event occurs at or downstream of ********, Seller shall use its best efforts to provide a reasonably priced supply of Gas accessible to Buyer s facilities, including, but not limited to ********, and/or other delivery points or arrangements satisfactory to Seller and Buyer; provided, however,

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that Seller has or can obtain both Gas supply and transportation to supply Buyer. The Index Price for gas sold and delivered to Buyer under this Paragraph 2.10(b) shall be as set forth in Paragraph 5.1(c) hereof. Buyer shall use its best efforts to assist Seller in making arrangements to deliver Gas in accordance with this paragraph.

              (c) Subject to Paragraph 2.10(d), in supplying Gas to Buyer under the measures set forth in Paragraphs 2.10(a) and 2.10(b), Seller must (i) first provide Buyer notice of its proposed supply arrangements (including price); (ii) provide Buyer a reasonable opportunity (commensurate with the circumstances in obtaining such supply) to decline to purchase such Gas; and (iii) make all necessary arrangements to deliver such Gas if Buyer does not decline to purchase such Gas within a reasonable time (commensurate with the circumstances in obtaining such supply) after receiving Seller s notice of proposed arrangements. Buyer s declining to purchase any Gas supply offered by Seller under this Paragraph 2.10 will relieve Seller of its obligation to deliver Gas under this Paragraph 2.10 for the duration of, and to the extent of, such force majeure event. Buyer s declining to purchase shall not constitute a failure to take under Paragraph 2.9 hereof, and Seller shall not be considered to have failed to deliver under Paragraph 2.8 hereof. In the event Buyer declines to purchase Gas pursuant to this Paragraph 2.10(c), purchases and deliveries of Gas shall resume immediately upon termination of the force majeure event.

          (d) If a delegation or assignment is in effect pursuant to Paragraph 3.1 hereof and Buyer is able to purchase a gas supply that is within the area subject to the delegation or assignment, then Buyer shall have the right to require Seller to nominate such supply ( Buyer-requested supply ) for transportation and delivery pursuant to Seller s authority under the delegation or assignment. Seller s failure to nominate a Buyer-requested supply shall be deemed a failure by Seller to sell and deliver under Paragraph 2.8 hereof, and the remedy there provided shall be applicable; provided, however, that Seller shall not be subject to such remedy if it properly nominates such supply for transportation and delivery and Buyer s failure to receive such supply is the fault of either Buyer or some third party; and provided, further, that Buyer s failure to receive such supply for any reason whatsoever shall never be deemed a failure to take under Paragraph 2.9 hereof.

          (e) When implementing the provisions of this Paragraph 2.10, if Seller has been supplying any portion of the Gas sold and delivered hereunder from Secondary Delivery point(s) or under other arrangements, Seller shall resume deliveries from the Primary Delivery Point(s) set forth in Exhibit A to the extent that such action will increase the total quantity of Gas delivered to Buyer hereunder.

          (f) The actions described in this Paragraph 2.10 are in addition to any other actions which the Parties may undertake toremedy or mitigate a force majeure condition. Buyer s exclusive remedy for Seller s failure to deliver Gas which Seller has

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available in accordance with this Paragraph 2.10 shall be the remedy described in Paragraph 2.8 hereof; provided, however, that to the extent payments are made under Paragraph 2.8 hereof, Demand Charges shall continue to be paid under Paragraph 5.1(a) hereof.

III.  Transportation

         3.1 During the term of this Agreement, Buyer and Seller may agree that certain of Buyer's transportation rights and responsibilities may be delegated or assigned to Seller. In such event, the Parties shall deliver and execute mutually agreeable documents fully setting forth the terms of such delegation or assignment and the rights and responsibilities associated therewith. Subject to Tennessee s offering an Operational
Balancing Agreement ( OBA ) or similar agreement on terms and conditions agreeable to Seller, Seller agrees that it will, at all times during the delivery and receipt of Gas, have an OBA or similar agreement in effect with Tennessee for the purpose of reducing the potential for imbalances under this Agreement. Seller shall not be in breach of this provision, however, if Seller is not able to obtain or maintain an OBA or similar agreement due to no fault of Seller.

IV.  Delivery Point(s)

       4.1 The Primary Delivery Point(s) and Secondary Delivery Point(s) shall be as set forth in Exhibit A hereto, as such may be amended from time to time. The Alternate Delivery Point(s) shall be as set forth in Exhibit B hereto, as such may be amended from time to time. The Delivery Point(s) as set forth in Exhibits A and B, may be changed by means of revised Exhibits A and/or B, and such revised Exhibits may be executed on behalf of Seller and Buyer by such authorized representative as each respective Party may designate in writing. Except as provided in any delegation or assignment under Article III hereof, such Delivery Point(s) shall be the point(s) at which title to the Gas passes to Buyer and the point(s) at which Gas is delivered for the account of the Buyer.

         4.2 Seller shall be allowed to deliver Gas to Secondary Delivery Point(s) in accordance with Buyer s transportation agreement with Tennessee. Buyer agrees to use its best efforts to add or delete Primary Delivery Point(s) upon the reasonable request of Seller and to affirmatively seek such changes in its transportation agreement with Tennessee. The Parties agree to prepare, execute, and deliver an appropriate revised Exhibit A to reflect such changes in Delivery Point(s).

V.  Price

         5.1 The price to be paid for Gas sold in accordance with this Agreement shall be as set forth below:

         5.1(a)    Demand Charge

         (i) Except as provided in Paragraphs 5.1(a)(ii), 5.2(g), and 5.3(g) hereof, the Demand Charge shall be calculated by multiplying

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******** times the MDQ, times the number of days in a month.  The
Demand Charge, as calculated herein, shall be paid monthly by Buyer, regardless of the quantity of Gas actually purchased and received by Buyer during each month.

         (ii) In addition to the Demand Charge under Paragraph 5.1(a)(i), Buyer shall also pay Seller an Incremental Demand Charge of ******** for each MMBtu of the increased quantities nominated pursuant to Paragraph 2.2(c) hereof. Such Incremental Demand Charge shall be applicable as of the first day of any month in which Seller is required to sell and deliver such increased quantities, shall continue in effect through the end of such month, and shall be paid by Buyer regardless of the increased quantities actually purchased and received by Buyer during such month and regardless of any subsequent decrease of Buyer's nomination pursuant to Paragraph 2.2(b).

         5.1(b)    Index Price

         Except as provided in Paragraphs 5.1(c) and (d), 5.2, and 5.3, Buyer shall also pay Seller the Index Price for all quantities of Gas purchased and received each month by Buyer under this Agreement, as follows:

         (i) Except as provided in Paragraph 5.1(b)(ii), the Index Price under this Paragraph 5.1(b) shall be the ******** per MMBtu. The IFGMR Index shall be determined using the first issue published during the delivery month of Inside FERC s Gas Market Report
( IFGMR ), and the particular IFGMR price quote to be used shall be the Index price quoted in the table entitled Prices of Spot Gas Delivered to Pipelines (Per MMBtu dry) for deliveries during that month to Tennessee in Louisiana (zone 1).

         (ii) In the event the IFGMR Index is no longer published or is no longer representative of prices for Gas delivered in the vicinity of the Primary Delivery Point(s), then the Party which becomes aware of such event shall notify the other Party, and the Parties shall attempt in good faith to select an alternate published index to serve as the basis of the new Index Price. If, within sixty (60) days of receipt of such notice, the Parties have not reached agreement on an alternate published index, then the new Index Price shall be based on the Revised Price, determined by using the following formula:

                   Revised Price  =    SP(avg) + D(avg)
Where

         SP(avg) = The average of the closing Settlement Prices for natural gas futures on the New York Mercantile Exchange
         ( NYMEX ) for the last three (3) days of trading prior to the month in which the gas is delivered; and

         D(avg) = the average of the differences, over the period beginning with the date first written above and ending with

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         the last month for which the IFGMR Index was utilized in
         determining the Index Price, between (i) the applicable IFGMR Index for each month of such period and (ii) the NYMEX gas futures closing Settled Price for the Henry Hub for each month of such period.

The preceding formula shall be used to calculate the basis of the New Index Price for each month thereafter, with SP(avg) being redetermined each month and D(avg) being held constant. The new Index Price as determined under this Paragraph 5.1(b)(ii) shall be effective as of the first day of the first month after notice is given as specified herein and shall be ******** per MMBtu less than the price determined from the alternate published index agreed on by the parties or the Revised Price, as applicable.

         5.1(c)    Alternate Index Price

         An Alternate Index Price shall apply to: (i) all increased quantities of Gas sold and delivered to Buyer under Paragraph 2.2(c); (ii) all quantities of Gas sold and delivered to Buyer at Secondary Delivery Point(s) pursuant to Paragraph 2.10(a); and
(iii) all quantities of Gas sold and delivered to Buyer under mutually satisfactory arrangements pursuant to Paragraphs 2.10(a) and (b). The Alternate Index Price shall be a mutually agreeable price. If the Parties are unable to agree on a price in time to permit all necessary delivery arrangements to be made, then the Index Price for such Gas shall be one that reimburses Seller for all reasonable costs (including, without limitation, the commodity cost of the gas, and any transportation, storage, and other costs, as applicable) that were communicated at least generically to Buyer before the arrangements were concluded and were actually incurred by Seller in making such deliveries, less ******** per MMBtu. In determining reasonable costs for purposes of this Paragraph 5.1(c), due consideration shall be given to all relevant circumstances.

         5.1(d)    Mutually Agreeable Index Price

         The Index Price for quantities of Gas sold and purchased under Paragraph 2.2(d) shall be the price agreed to by the Parties and confirmed in writing as provided in Paragraph 2.2(d).

         5.2  Locked Prices

         In addition to the Demand Charge under Paragraph 5.1(a) and in lieu of paying the Index Prices set forth in Paragraphs 5.1(b),
(c), and/or (d) or a Protected Price pursuant to Paragraph 5.3,
Buyer may elect to lock in and pay a Locked Price for a Locked
Quantity, as follows:

         5.2(a)    The Parties may lock the price for a Locked Quantity
to be purchased during any of the twelve (12) calendar months immediately following Buyer s obtaining of a Locked Price that are within the term of this Agreement. Locked Prices may be set by the authorized representative(s) designated in writing by each Party,

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using the procedures set forth in Paragraphs 5.2(b) or (c) or both.

         5.2(b)    Buyer may request a specific Locked Price or Prices
for Gas to be delivered hereunder by telephone on any regular
Chevron business day, between the hours of 8:30 a.m. and 2:00 p.m., local Houston, Texas time, up to ******** hours (excluding weekends and Chevron holidays) before the close of trading in natural gas futures on the New York Mercantile Exchange ( NYMEX ) for the month to which the Locked Price applies ( Trading Period ). As soon as possible after Buyer s telephone request, but in any event within twenty-four (24) hours thereafter (excluding weekends and Chevron holidays), Seller shall confirm the Locked Price requested by Buyer if there are, within such time period, any NYMEX natural gas futures transactions reported at a price that is ******** or more below the Locked Price requested by Buyer.

         5.2(c)    During the Trading Period, Buyer may request Seller
to propose a Locked Price for Gas to be sold and purchased hereunder during one or more months, and Seller shall propose a Locked Price as soon as practical. During the Trading Period, Seller may also, on its own, propose to Buyer by telephone a Locked Price for Gas to be sold and purchased hereunder during one or more months. Buyer shall immediately accept or reject any such proposals, and if accepted by Buyer the Locked Price proposed by Seller shall be deemed confirmed. If Buyer does not accept
Seller s proposal, Seller s proposal shall be null and void.

         5.2(d)    If a Locked Price is confirmed pursuant to either
Paragraphs 5.2(b) or (c), then Seller shall forward to Buyer a "Price Lock Confirmation similar to the form attached hereto as Exhibit C, which specifies the terms to which the Parties have agreed. Such Price Lock Confirmation shall be forwarded to Buyer as soon as practical, but in any event prior to the beginning of the calendar month in which deliveries are to be made. The terms set forth in the Price Lock Confirmation shall be binding upon the Parties unless Buyer notifies Seller in writing that Buyer disputes one or more of the terms set forth in said Price Lock Confirmation within forty-eight (48) hours, exclusive of weekends and Chevron holidays, after Buyer receives the same. Any terms which remain undisputed after expiration of said period shall be binding on the Parties, and the Parties shall work together in good faith to resolve any disputes as expeditiously as possible.

         5.2(e)    Buyer may request Locked Prices only on quantities
for the applicable months that are equal to the applicable Locked
Quantities.

         5.2(f)    Once a Locked Price has been established for a
delivery month hereunder, it shall be irrevocable as to the affected Locked Quantity, and shall not thereafter be subject to change.

         5.2(g)    If natural gas futures contracts cease to be traded
on the NYMEX or on any other mercantile exchange acceptable to
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Seller in its sole discretion, then after such cessation Seller shall be relieved of any and all obligations to establish Locked Prices hereunder, and the Demand Charge set forth in Paragraph 5.1(a)(i) hereof shall be reduced by ******** per MMBtu; provided, however, that if a Demand Charge reduction has already been made pursuant to Paragraph 5.3(g), no further reduction shall be made pursuant to this Paragraph 5.2(g).

         5.3  Protected Prices

         In addition to the Demand Charge under Paragraph 5.1(a) and in lieu of paying Index Prices pursuant to Paragraphs 5.1(b), (c), and/or (d) or Locked Prices pursuant to Paragraph 5.2 hereof, Buyer may request the establishment of a Ceiling Price, a Floor Price, or both (a Protected Price ) for a Protected Quantity, as follows:

         5.3(a)    Through the authorized representative(s) designated
in writing by each Party, the Parties may establish a Protected
Price for a Protected Quantity to be purchased during any of the twelve (12) calendar months immediately following the establishment of such Protected Price(s) that are within the term of this Agreement.

         5.3(b)    During the Trading Period defined in Paragraph
5.2(b), Buyer may request by telephone a Protected Price for Gas to be delivered during the month to which the Protected Price applies.

         5.3(c)    As soon as possible after Buyer's telephone request,
but in any event within 24 hours (excluding weekends and Chevron holidays), Seller shall determine the Price Protection Fee(s) which Seller must charge Buyer in order to establish the Protected
Price(s) as requested, and shall notify Buyer's authorized representative of such Price Protection Fee(s). If Buyer's authorized representative accepts such Price Protection Fee(s), then Seller shall forward to Buyer a Protected Price
Confirmation , similar to the form attached hereto as Exhibit D, which specifies the terms to which the parties have agreed. Said Protected Price Confirmation shall be forwarded to Buyer as soon as practical, but in any event prior to the beginning of the calendar month in which deliveries are to be made. The terms set forth in the Protected Price Confirmation shall be binding upon the parties unless Buyer notifies Seller in writing that Buyer disputes one or more of the terms set forth in said Protected Price Confirmation within forty-eight (48) hours, exclusive of weekends and Chevron holidays, after Buyer receives the same. Any terms which remain undisputed after expiration of said period shall be binding on the parties, and the parties shall work together in good faith to resolve any disputes as expeditiously as possible.

         5.3(d)    Buyer may request Protected Prices only on
quantities for the applicable months that are equal to the applicable Protected Quantities.


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         5.3(e)    Once a Protected Price (whether involving a Floor
Price, a Ceiling Price, or both) has been established for a delivery month hereunder, it shall be irrevocable as to the affected Protected Quantity, and shall not thereafter be subject to change.

         5.3(f)    The Price Protection Fees for Protected Quantities
shall be discrete charges or credits to Buyer, and shall be included in the next monthly invoice sent to Buyer following such request for a Protected Price. Said Price Protection Fees shall be charged or credited, as applicable, for all Protected Quantities, whether all such quantities are taken and/or paid for by Buyer or not.

         5.3(g)    If natural gas futures contracts cease to be traded
on the NYMEX or on any other mercantile exchange acceptable to Seller in its sole discretion, then after such cessation Seller shall be relieved of any and all obligations to establish Protected Prices hereunder, and the Demand Charge set forth in Paragraph 5.1(a)(i) hereof shall be reduced by ******** per MMBtu; provided, however, that if a Demand Charge reduction has already been made pursuant to Paragraph 5.2(g), no further reduction shall be made pursuant to this Paragraph 5.3(g).

         5.4 The price as specified herein is a price per MMBtu (dry), measured in accordance with this Agreement.

         5.5 Seller and Buyer hereby agree that all Gas purchased and sold under this Agreement is decontrolled and not subject to any maximum lawful price.

VI. Responsibility

     6.1 Except as provided in any delegation or assignment of any of Buyer s transportation rights, all charges, expenses, fees, taxes, damages, injuries, cash-outs, payments and/or imbalance charges, and other costs incurred in or attributable to the handling or transportation of the Gas delivered in accordance with this Agreement (or otherwise caused by or attributable to the Gas) prior to delivery to Buyer at the Delivery Point(s) shall be the responsibility of Seller, as between the Parties hereto, and Seller shall indemnify, defend, and hold Buyer harmless from all such costs; provided, however, that if Buyer is required by law to remit such taxes to the collecting authority, Buyer shall do so and deduct the taxes so paid on Seller s behalf from payments otherwise due to Seller hereunder.

         6.2 Seller shall be responsible for the maintenance and operation of any of its facilities (including those it owns an interest in) and shall indemnify, defend, and hold Buyer harmless from any and all costs arising from any act or accident in connection with the installation, presence, maintenance, and operation of Seller's facilities.

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         6.3  All charges, expenses, fees, taxes (including sales or transfer taxes and other taxes levied on or in connection with the transactions under this Agreement by the State in which the Gas is consumed or otherwise used), damages, injuries, cash-outs, payments and/or imbalance charges, and other costs incurred in or attributable to the purchase and transfer, transportation, and handling of the Gas (or otherwise caused by or attributable to the Gas) from and after delivery shall be the responsibility of Buyer, as between the Parties hereto, and Buyer shall indemnify, defend, and hold Seller harmless from all such costs; provided, however, that if Seller is required by law to remit such taxes so paid on Buyer s behalf to the collecting authority, Seller shall do so, and Buyer shall reimburse Seller for all amounts so paid. If Buyer claims exemption from any such taxes, Buyer shall provide Seller a tax exemption certificate or other appropriate documentation thereof.

         6.4 Except as provided in Article XII herein, Buyer warrants that it has all necessary regulatory approvals and authorizations for the purchase of Gas by Buyer hereunder.

         6.5 Buyer shall be responsible for the maintenance and operation of any of its facilities (including those it owns an interest in) and shall indemnify, defend, and hold Seller harmless from any and all costs arising from any act or accident in connection with the installation, presence, maintenance, and operation of Buyer's facilities.

         6.6 As used in this Agreement, indemnify, defend, and hold harmless , means that the indemnifying Party shall pay any and all costs incurred by the indemnified Party (including, but not limited to, attorneys fees and court costs) associated with or relating to any breach of warranty or any responsibility or risk assigned to the indemnifying Party under this Agreement.

VII. Term

   7.1 The term of this Agreement shall commence as of the date first written above, and shall continue for a term of ********
Contract Years thereafter.

         7.2 If the Parties desire to extend the effectiveness of this Agreement beyond the term provided in Paragraph 7.1, they shall commence negotiations no later than the last day of the ********
Contract Year. The failure of one Party to request negotiations by such deadline shall be adequate grounds for the other Party to assume that the first Party has no interest in any such extension.

VIII.Measurement

                   8.1 The quantity of Gas delivered at the Delivery Point(s) shall be calculated from the measurements taken by Tennessee at the Delivery Point(s) and from the heating value determined by the instruments operated by Tennessee at the Delivery Point(s). The unit of measurement shall be one MMBtu, calculated on a dry basis.
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IX. Quality and Pressure

           9.1 The Gas delivered to Buyer at the Delivery Point(s) shall be of merchantable quality and shall meet the quality and pressure specifications (including the specifications regarding heating content) of Tennessee s currently effective FERC Gas Tariff. If any of the Gas delivered hereunder fails to meet the quality and pressure specifications described in this paragraph, then Buyer will have the right to refuse to accept deliveries of such nonconforming Gas, and, should Seller fail to replace the nonconforming Gas as soon as possible (but in no event later than the first day for which Tennessee will accept Gas from Seller to replace the nonconforming Gas), such failure shall be deemed to be a failure by Seller to sell and deliver a quantity of Gas under Paragraph 2.8 hereof, and Buyer may purchase Deficiency Gas and be reimbursed for the cost of such purchases provided therein.

         9.2 To the extent Buyer accepts Gas delivered by Seller at the Delivery Point(s), Seller shall be deemed to have complied with the quality and pressure specifications contained herein.

X. Processing Rights and Injection of Liquids

           10.1 Seller hereby reserves the right to process all or any portion of the gas deliverable to Buyer hereunder for the removal of all or any constituents thereof other than methane, and to remove such methane as is necessary in the operation of the processing facilities; provided, however, that Seller s exercise of such rights shall not have the effect of reducing the quantities of Gas (determined on a thermal basis) sold and delivered hereunder below the quantities nominated by Buyer pursuant to Article II hereof; and provided further that any such reduction below the quantities nominated by Buyer shall be deemed to be a failure to sell and deliver under Paragraph 2.8 hereof, and the remedy there provided shall be applicable. Such processing rights may be exercised either upstream of or, if Tennessee allows, downstream of the Delivery Point(s) and may be accomplished by Seller or by any assignee or designee of Seller; provided, however, that if Seller elects to process Gas downstream of the Delivery Point(s), Seller shall deliver to Tennessee for Buyer s account any additional quantities of Gas necessary to account for any reduction in quantity and/or heating value that may result from such processing. When Seller is exercising its right to process the Gas (and such right may be exercised at any time and from time to time during the term of this Agreement), title to the liquid and liquifiable hydrocarbons and other constituents removed or consumed during processing shall not pass to Buyer, but shall remain at all times in Seller. Buyer and Seller agree that they will cooperate in good faith to facilitate the exercise of Seller s processing rights, including, without limitation, taking the actions described in the remainder of this Article 10.

         10.2 Regardless of whether or not Seller initially elects to process the Gas, Buyer shall make reasonable efforts to ensure that

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all transportation agreements entered into by Buyer for
transportation of the Gas downstream of the Delivery Point(s) contain a provision acknowledging and providing for the exercise of Seller s processing rights upon reasonable terms and conditions at a mutually agreeable point on the system of Tennessee.

         10.3 When and if Seller elects to exercise its processing rights, Buyer and Seller will establish reasonable accounting and billing procedures so that (a) Buyer will pay only for the quantities of residue Gas remaining after processing, and (b) all charges of the Transporter will be equitably allocated between Buyer and Seller, with Seller paying all costs attributable to the exercise of its processing rights (including any cash-outs imposed by Tennessee) and Buyer paying all costs attributable to the Gas purchased by it hereunder.

         10.4 It is understood that Seller s Gas wells may produce liquid hydrocarbons (condensate) along with the gas-well Gas to be delivered hereunder. To the extent that any Delivery Point provided for in this Agreement is located on an offshore platform, Buyer agrees that Seller may inject condensate into the Gas stream delivered hereunder for transportation and redelivery to Seller at a separation facility to be located onshore. Buyer shall make reasonable efforts to ensure that all transportation agreements entered into by Buyer for transportation of the Gas downstream of any offshore Delivery Point(s) contain a reservation in favor of Seller of the right to inject and have such condensate transported in Tennessee s pipeline for redelivery to Seller at the onshore separation facility. Seller agrees to bear, or reimburse Buyer for, all charges of the Tennessee attributable to the injection, transportation, and redelivery of Seller s condensate.

         10.5 Buyer shall furnish Seller with documentation establishing the actual charges incurred by Buyer and borne by Seller under Paragraphs 10.3 and 10.4. Such documentation shall reflect the method of allocation of such charges between Buyer and Seller.

         10.6 Seller shall indemnify and save Buyer harmless from all losses, damages, expenses, and liabilities (including reasonable attorneys fees) that may occur or be asserted by reason of accidents or occurrences resulting from Seller s or any third party s operations as authorized by this Article X.

XI. Force Majeure

             11.1 In the event that either Seller or Buyer is rendered unable, by reason of an event of force majeure, to perform wholly or in part any obligation or commitment set forth herein, then, provided that such Party gives notice and reasonably full particulars of such event as soon as practicable after the occurrence thereof, the obligations of both parties, except for unpaid financial obligations arising prior to such event of force majeure, and except for the alternative delivery options arising under Paragraph 2.10 hereof, shall be suspended to the extent of, and insofar as they are affected by such force majeure event and for the duration of the force majeure event.

         11.2 The term force majeure as employed herein shall mean acts of God, strikes, lockouts, or industrial disputes or disturbances, civil disturbances, arrests and restraints of rulers and peoples, interruptions by government or court orders, necessity for compliance with any court order, law, statute, ordinance, or regulation promulgated by a governmental authority having jurisdiction, acts of the public enemy, war, riots, blockades, insurrections, inability to secure labor or materials, including inability to secure materials by reason of allocations promulgated by authorized governmental agencies, inability to obtain Gas supplies at any price, epidemics, landslides, lightning, earthquakes, fire, storms, floods, washouts, inclement weather that would necessitate extraordinary measures and expense to construct facilities and/or maintain operations, explosions, breakage or accident to machinery or wells or lines of pipe, freezing of wells or pipelines, inability to obtain or delays in obtaining easements or rights of way, shutting-in of facilities for the making of repairs, alterations, or maintenance to wells, pipelines, or plants, or any other cause not reasonably within the control of the Party claiming force majeure; provided, however, that neither the loss of markets by Buyer nor the inability of Seller to acquire supplies at prices satisfactory to Seller shall be considered force majeure events.

         11.3 To the extent such force majeure situation can be mitigated or eliminated by the exercise of due diligence by the Party claiming force majeure, such Party shall act to remedy the situation with all reasonable dispatch; provided, however, that settlement of strikes and lockouts will be entirely within the discretion of the Party affected, and the requirement that any event of force majeure be remedied with all reasonable dispatch will not require the settlement of strikes and lockouts by acceding to the demands of the parties directly or indirectly involved in such strikes or lockouts when such course is inadvisable in the discretion of the Party having the difficulty.

XII. Government Regulation

         12.1 This Agreement shall be subject to all valid, applicable state, federal, and local laws, rules, orders, and regulations; and either Party hereto shall be entitled to regard all such laws, rules, and regulations as valid and may act in accordance therewith until such time as the same may be held invalid by final judgment in a court of competent jurisdiction. Nothing herein shall be taken to preclude Buyer or Seller or both from contesting the validity of any such laws, rules, or regulations.

         12.2 Notwithstanding Paragraph 12.1, if at any time during the term of this Agreement any governmental authority shall take any action whereby the purchase, sale, delivery, transportation, redelivery, or resale of Gas as contemplated hereunder is proscribed or made subject to terms, conditions, regulation, restraints, or rate or price controls that (i) would render the performance of this Agreement impossible or commercially impracticable or (ii) would cause the performance of this Agreement to be substantially more burdensome or substantially less

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profitable for either Party, or (iii) would cause the Buyer to be unable to recover from its resale customers the cost of Gas purchased hereunder ( adverse governmental action ), then the Party so affected may elect, in writing, to renegotiate the terms of this Agreement as reasonably necessary to eliminate the effect of such adverse governmental action. If the Parties are unable, after sixty (60) days following the date on which a Party's written election to renegotiate is delivered to the other Party, to reach mutual agreement on such renegotiated terms, either Party shall have the right to cancel this Agreement by giving written notice to the other Party at least one hundred twenty (120) days in advance; provided, however, that such notice must be given within thirty
(30) days after completion of the sixty-day renegotiation period. Unless otherwise agreed, the provisions of this Agreement shall remain in effect until the termination of this Agreement pursuant to this Paragraph 12.2.

         12.3 Notwithstanding Paragraphs 12.1 and 12.2, Seller shall have the right, in the event of a Major Governmental Action (as hereinafter defined) to terminate this Agreement effective on the last day before the effective date of the Major Governmental
Action. For purposes of this Paragraph, the term Major Governmental Action shall mean either the passage by any governmental authority having jurisdiction over this Agreement of a rule, regulation, or order that would require, or the passage by either house of a two-house legislative body of a bill that would require, if it should subsequently become law, that Seller seek and obtain approval or abandonment authority from a governmental authority before discontinuing sales to Buyer after the term of this Agreement has expired or this Agreement has otherwise terminated according to its terms. If operation of this Paragraph results in retroactive termination of this Agreement, then settlement between the Parties related to transactions occurring between the retroactive termination date and the triggering of this Paragraph 12.3 (the Interim Period ) shall be handled according to the winding-up principles set forth in Paragraph 12.4.

         12.4 Unless otherwise agreed by the Parties, if it should be necessary for the Parties to reach settlement with respect to transactions that occurred during the Interim Period, the following winding-up principles shall apply:

         (a) No refunds of amounts already paid (and not in dispute between the Parties) shall be required;

         (b) For any transaction as to which settlement has not occurred, the amount due shall be at the same price level as was last paid for a similar transaction, whether under Paragraph
12.4(a) hereof or under the other provisions of this Agreement when they were effective; and

         (c) Any disputes as to the amounts due shall be settled by arbitration, pursuant to Article XIII hereof, so as to promote overall fairness between the Parties, giving due consideration to all relevant circumstances.

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
XIII. Arbitration

           13.1 Any dispute or controversy between the Parties arising out of this Agreement may be settled by arbitration; provided, however, that arbitration shall not be available with respect to:
(i) applicability and level of the Demand Charge under Paragraph 5.1(a); (ii) the Revised Prices, if any, under Paragraph
5.1(b)(ii); and (iii) any action taken by either Party or both
Parties pursuant to Paragraph(s) 12.2, 12.3, and 12.4, except as provided under Paragraph 12.4(d). The arbitration shall be conducted in Houston, Texas, unless otherwise mutually agreed. Arbitration of any such dispute or controversy, as well as all recourse to the courts from any decision of the arbitrator(s), shall be subject to the United States Arbitration Act, as codified at 9 U.S.C. Sec. 1-16 (1991) and the Commercial Arbitration Rules of the American Arbitration Association except to the extent either the United States Arbitration Act or the Commercial Arbitration
Rules conflicts with the provisions herein. In the event of conflict between the United States Arbitration Act and the Commercial Arbitration Rules, the United States Arbitration Act shall govern.

         13.2 Either Party may request arbitration pursuant to this
Article XIII by providing written notice to the other Party. The Parties shall attempt to agree upon a single arbitrator within fifteen (15) days following receipt of such notice. In this event, the dispute shall be arbitrated by this single arbitrator. If the Parties are unable to agree upon a single arbitrator within such fifteen (15) day period, then each Party shall select an arbitrator within fifteen (15) days of the failure to agree upon a single arbitrator. The two arbitrators shall select a third arbitrator within fifteen (15) days after selection of such arbitrators. Should the two arbitrators fail to agree on a third arbitrator within the fifteen (15) day period, either party may apply to the Senior Judge of the United States District Court for the Southern District of Texas for appointment of the third arbitrator. The dispute shall then be arbitrated by the three arbitrators chosen as set forth above.

         13.3 All arbitrators shall be qualified to decide the matter in dispute, by education and experience within the natural gas industry, and shall be licensed attorneys. No arbitrator shall be a current or former employee, agent, or the beneficial owner of any interest or common stock of either Party, any affiliate of either Party, or any direct competitor of either Party, or a partner or employee of a law firm that has represented either Party within the five years preceding the invocation of arbitration.

         13.4 The arbitrator(s) shall schedule the time and place for hearings or the submission of written statements, at which time each Party shall submit evidence. Pre-trial discovery shall be available to both Parties. The decision of the arbitrator(s) shall be made within thirty (30) days after the conclusion of any hearings or the submission of written statements of the Parties.
The decision of the arbitrator(s) shall be in writing, shall state with particularity the decision, shall be signed by the

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arbitrator(s) or a majority of them, and shall be subject to court review in accordance with the United States Arbitration Act. A judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

         13.5 Both Parties shall submit evidence in their separate proposals to the arbitrator(s) setting forth clearly their relative positions with respect to the dispute. Following the presentation of the evidence, each Party shall submit its final proposal for resolution of the matter in dispute. The arbitrator(s) shall be limited to selecting either Buyer s or Seller s final proposal.

         13.6 Each Party shall pay the expenses of the arbitrator selected by it, and of its counsel, witnesses, and employees, and all other costs of arbitration shall be equally divided between the Parties.

XIV. Billing and Payment

               14.1(a)   On or before the fifteenth (15th) day of each
calendar month, Seller shall submit to Buyer (by telecopy, mail, or other means, at Seller s option) a statement showing the amount of Gas purchased during the preceding month and the amount due Seller for such purchases, calculated in accordance with the terms of this Agreement. If actual amounts are unavailable, billing and payment shall be made on estimates, subject to adjustment in succeeding months. Buyer shall make payment of the amount due hereunder on or before the twenty-fifth (25th) day of the calendar month by wire transfer as follows:

              ********

         14.1(b)   On or before the twentieth (20th) day of each
calendar month, Buyer shall submit to Seller (by telecopy, mail, or other means, at Buyer s option) a statement showing the amount(s) due Buyer hereunder, if any, related to transactions occurring in the preceding month. If actual amounts are unavailable, billing, and payment shall be made on estimates subject to adjustment in succeeding months. Statements shall be sent to the following address:

              Chevron U.S.A. Production Co.
              P.O. Box J - Section 980
              Concord, California  94524
              Attn:  Gas Accounting - Section 980

Seller shall make payment of the amount due hereunder on or before the tenth (10th) day after submission of such bill by Buyer by wire transfer as follows:

              ********

         14.2 Should either Party fail to pay part or all of the other Party s statement as provided in Paragraph 14.1, then interest on

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the unpaid portion shall accrue at the prime interest rate
established by Chase Manhattan Bank, N.A. plus two percent (2%) (or the maximum lawful rate, whichever is less) from the due date until the date of payment.

         14.3(a)   Should Buyer fail to pay all or part of any
statement on or before the due date, Seller, subject to Paragraph 14.4, but in addition to any other remedy it may have (and without affecting those remedies), may suspend delivery of Gas to Buyer upon written notice. Buyer shall have the right to have deliveries reinstated by paying the full amount due, including interest within ten (10) days of the date when deliveries were suspended.

         14.3(b)   Should Seller fail to pay all or part of any
statement on or before the due date, Buyer, subject to Paragraph 14.4, but in addition to any other remedy it may have (and without affecting those remedies), may suspend receipts of Gas and payment of demand charges to Seller upon written notice. Seller shall have the right to have receipts of Gas and payment of demand charges resumed by paying the full amount due, including interest, within ten (10) days of the date when receipts were suspended.

         14.4 If either party in good faith shall dispute the amount of any invoice or part thereof rendered under any provision of this Agreement, and shall pay to the other Party such amounts as it concedes to be correct and, at any time within thirty (30) days after a demand made by the Party to be paid, shall furnish a good and sufficient surety bond guaranteeing payment to the Party to be paid of the amount ultimately found due after a final determination, which may be reached either by agreement of the Parties, arbitration pursuant to Article XIII, or final judgment of the courts, the Party to be paid shall not be entitled to suspend deliveries or receipts of Gas and payment of demand charges until default be made in the conditions of such bond. The amount related to any dispute which is ultimately determined to be owed to either party shall be paid in full, with interest which shall accrue at the rate provided for in Paragraph 14.2 from the date payment of such amount was originally due, until the date of payment.

         14.5 During the term of this Agreement and for six (6) years thereafter, the Parties shall have reasonable access to each other s books and records to determine accurate measurement, billing, and payment under this Agreement. Each Party also agrees to make available to the other Party any relevant records of Tennessee or Transporter to which the first Party has access. All books and records of either Party pertaining to deliveries and billings under this Agreement shall be retained for at least six years after the end of the month to which such books or records pertain.

         14.6 If Seller owes funds to Buyer hereunder, Seller may offset any amounts owed Buyer with amounts Buyer owes Seller hereunder. If Seller makes such offset, it shall be noted on Seller s statement.


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
         14.7 Either Party may change the addresses and account information set forth in this Article XIV by giving written notice to the other Party.

XV. Succession and Assignment

         15.1 Either Party may, without relieving itself of any obligations hereunder, assign, either on a permanent or temporary basis, all or any part of its rights hereunder to any corporation, partnership, joint venture, or other entity with which it is affiliated. No other assignment of this Agreement or any of the rights or obligations hereunder may be made unless and until the Party seeking the assignment obtains the written consent thereto of the non-assigning Party, which consent shall not be unreasonably withheld; provided, however, that nothing in this Agreement in any way prevents either Party from pledging or mortgaging all or any part of such Party s property or rights hereunder as security for mortgage, debt, or other similar obligations; and provided, further, that nothing in this Agreement prevents any company or other entity that purchases, merges, consolidates with, or otherwise succeeds to the interests of either Party hereto, substantially as an entirety, from assuming the rights or obligations of its predecessor in interest under this Agreement.
No transfer of or succession to the interest of either Party hereunder, wholly or partially, will affect or bind the non-assigning Party until it has been furnished with written notice and a true copy of such assignment or with other proper proof that the claimant is legally entitled to such interest.

XVI.Financial Responsibility

          16.1 Prior to the commencement of deliveries and sales of gas hereunder, and at any time and from time to time thereafter upon request from Seller, Buyer shall provide Seller credit information as may reasonably be required by Seller to determine Buyer's creditworthiness. If Seller determines in its reasonable judgment that Buyer s credit is not sufficient, Buyer shall promptly provide Seller a letter of credit, guaranty, or other good and sufficient security of a continuing nature, satisfactory in form and amount to Seller, as determined by Seller in its reasonable discretion.
Seller, in its reasonable discretion, may delay commencement of deliveries, or suspend deliveries after they are commenced, pending Buyer s full compliance with this Paragraph.

XVII.   Notices

         17.1 Any notice, demand, request, statement, or correspondence provided for in this Agreement, or any notice which a Party may desire to give to the other, shall be in writing (unless otherwise provided) and shall be considered duly delivered when received by mail, telecopy, or overnight courier, at the addresses below:

         (i)  To Seller:



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

              Correspondence and Operational Notices:
              Chevron U.S.A. Production Co.
              1301 McKinney
              Houston, Texas  77010
              Attention:     Natural Gas Business Unit
              Telecopy No.:  (713) 754-5838

              OR

              Chevron U.S.A. Production Co.
              P.O. Box 2100
              Houston, Texas  77252
              Attention:     Natural Gas Business Unit
              Telecopy No.:  (713) 754-5838

              Dispatching
              Chevron U.S.A. Production Co.
              P.O. Box 2100
              Houston, Texas  77252
              Attention:     Natural Gas Business Unit
              Telecopy No.:  (713) 754-3840
              Emergency Telephone No. (713) 754-7373

         (ii) To Buyer:

              Yankee Gas Services
              P.O. Box 1030
              599 Research Parkway
              Meriden, Connecticut 06450-1030
              Attention:  Mr. Dave Egelson
              Telecopy No.: (203) 639-4050

         17.2 Either Party may change the information shown in Paragraph 17.1 by giving written notice to the other Party.

XVIII.  Confidentiality

           18.1 Each Party agrees that it will maintain this Agreement and all terms and conditions of this Agreement in strictest confidence and that it will not cause or permit disclosure of this Agreement or of the contents thereof to any third party without the express written consent of the other Party hereto; provided, however, that such third party restriction does not apply to affiliated companies. Disclosures otherwise prohibited by this
Article 18 may be made by either Party only (a) to the extent necessary for either Party to enforce this Agreement against the other Party, or (b) to the extent to which a Party hereto is required to disclose all or part of this specific Agreement by a statute or by a court, agency, or other governmental body exercising jurisdiction over the subject matter hereof, by order, by regulation or by other compulsory process (including but not limited to, deposition, subpoena, interrogatory, or request for production of documents).

         18.2 If either Party is or becomes aware of a statute, regulation, order, other compulsory process, or a judicial or

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
governmental proceeding that has resulted or may result in such compulsory disclosure, it shall so notify the other Party immediately and shall provide a copy of the order, regulation or compulsory process as soon as it is available. Each Party further agrees to cooperate to the fullest extent in seeking confidential status to protect any material so disclosed.

         18.3 The Parties hereto acknowledge that independent legal counsel and outside consultants may, from time to time, be provided with a copy of this Agreement and agree that such disclosure does not require consent by the other Party.

XIX.  Conflict of Interest

         19.1 No director, employee, or agent of either Party shall give or receive any commission, fee, rebate, gift, or entertainment of significant cost or value in connection with this Agreement.
Any mutually agreeable representative(s) authorized by either Party may audit the applicable records of the other Party solely for the purpose of determining whether there has been compliance with this Paragraph.

XX.Miscellaneous

         20.1 This Agreement shall be governed in accordance with the laws of the State of Connecticut (including the Uniform Commercial Code as adopted in Connecticut) except for such laws concerning the application of the laws of another jurisdiction. Except as otherwise set forth herein, the Parties hereto waive any and all rights, claims, or other cause of action arising under this Agreement for incidental, consequential, or punitive damages.

         20.2 THIS AGREEMENT CONSTITUTES THE ENTIRE AGREEMENT OF THE PARTIES AND CANNOT BE ALTERED, MODIFIED, OR AMENDED EXCEPT IN A WRITING SIGNED BY THE PARTY AGAINST WHOM IT IS TO BE ENFORCED.
THERE ARE NO WARRANTIES EXPRESS OR IMPLIED EXCEPT AS STATED IN THIS
AGREEMENT.

         20.3 Any waiver of any default under this Agreement shall not be construed as a waiver of any future defaults, whether of like or different character.

         20.4 This Agreement shall not be construed to create any third party beneficiary relationship in favor of anyone not a Party to this Agreement. In addition, the Parties waive and disclaim any third party beneficiary status as to any of the contracts of the other Party.

         20.5 This Agreement may be executed in counterparts.

         20.6 The covenant contained in Paragraph 18.1 survives the term of this Agreement.

         20.7 Buyer shall have the unilateral right to cancel this Agreement at any time, effective at the end of any Contract Year, upon giving 60 days prior written notice.

         NOW THEREFORE, the Parties evidence their consent and agreement to the foregoing by executing below:

BUYER:                       SELLER:
YANKEE GAS SERVICES               CHEVRON U.S.A. PRODUCTION COMPANY, a
COMPANY                      division of CHEVRON U.S.A. INC.
By: /s Thomas J. Houde       By: /s D. H. MacLean
Title: Vice President -           Title:    Assistant Secretary
Rates & Resource Planning

Attest: /s Charles E. Gooley


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